Exhibit 10.10

MILACRON INC.

EXECUTIVE LIFE INSURANCE PLAN

     1.    Purpose of the Plan. The Milacron Inc. Executive Life Insurance Plan, effective January 1, 2004, is maintained by the Company as an insured welfare plan. The Plan continues the Company’s long established practice of providing key employees of the Company and its Affiliates with a flexible insurance benefit as a part of an overall competitive benefits package designed to attract, retain and motivate highly effective individuals.

     2.    Definitions. Capitalized terms used herein shall have the meanings assigned to such terms in this Section 2.

     “Affiliate” means any corporation, limited liability company, joint venture, partnership, unincorporated association or other entity that is affiliated, directly or indirectly, with the Company and which is designated as such under the Plan by the Personnel and Compensation Committee from time to time.

     “Base Salary” means a Participant’s annual base wages paid by the Company and/or by any Affiliate during the calendar year (or such other annual period designated by the Committee). Base Salary does not include salary adjustments or other payments made because of overseas employment, payment made from incentive plans, ad hoc bonuses, commission bonus payments, relocation expenses or any payment made from any employee benefit plan.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and interpretive rules and regulations thereunder.

     “Committee” means the Benefit Plans Committee of the Company.

     “Company” means Milacron Inc., a Delaware corporation, and any corporation that shall succeed to its business and adopt the Plan.

     “Disability” means the Participant has become permanently disabled (as determined by the Committee in good faith) within the meaning of the long-term disability plan of the Company in effect for, or applicable to, the Participant.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and interpretative rules and regulations thereunder.

     “Insurance Policy” means one or more life insurance contracts issued by the Insurer on the life of a Participant.

     “Insurer” means the insurance company or companies selected by the Company which issue insurance on the Participant’s life.

     “Participant” means (i) a current or former employee of the Company or an Affiliate who had been a party to a split dollar life insurance arrangement with the Company and who has executed a termination agreement with respect to such split dollar life insurance arrangement as of the effective date of this Plan (each of whom shall be referred to as a “Group A Participant”); (ii) an individual who is first elected to the position of either Chairman, Chief Executive Officer, President, Chief Operating Officer, Vice President, Treasurer or Controller of the Company (each of whom shall be referred to as a “Group B Participant”); or (iii) an employee of the Company or an Affiliate who is a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA, and who is selected by the Personnel and Compensation Committee to participate in the Plan (each of whom shall be referred to as a “Group B Participant”).

     “Personnel and Compensation Committee” means the Personnel and Compensation Committee of the duly constituted board of directors of the Company on the applicable date.

     “Plan” means this Milacron Inc. Executive Life Insurance Plan, as amended from time to time.

     “Retirement” means retirement as defined in the Milacron Retirement Plan.

     3.    Participation

     (a)    Group A Participants shall begin participation in this Plan as of the effective date of this Plan. Group B Participants shall begin participation in this Plan as of the later of (i) the date they first fall within the definition of a Participant as provided herein; or (ii) November 1, 2004.

     (b)    Unless otherwise determined by the Personnel and Compensation Committee, the participation in the Plan of a Group A Participant shall cease, and the Company shall have no further obligation concerning his Insurance Policy, upon the earlier to occur of the following dates: (i) the date such Group A Participant ceases to be an employee of the Company and its Affiliates for any reason other than his Retirement or Disability; (ii) the date that the value of the Group A Participant’s Insurance Policy is such that the policy becomes self sustaining and premium payments are no longer required to maintain the then current level of coverage; or (iii) the lapse of the Insurance Policy due to the Group A Participant’s withdrawals from such policy. Unless otherwise determined by the Personnel and Compensation Committee, the participation in the Plan of a Group B Participant shall cease, and the Company shall have no further obligation under the Plan with respect to such Participant, upon the date such Group B Participant ceases to be an employee of the Company and its Affiliates for any reason.

     4.    Purchase of Insurance Policy for Group A Participants

     (a)    In accordance with procedures prescribed by the Committee and the Insurer, a Group A Participant shall apply or shall have applied to the Insurer for the purchase of an Insurance Policy providing a death benefit equal to the Participant’s Base Salary. Each Group A Participant shall be named as the owner of each Insurance Policy with respect to which he is named as the insured, and shall possess the unilateral right to exercise all incidents of ownership with respect to such Insurance Policy without the consent of the Company.

     (b)    If the Group A Participant’s Base Salary increases at any time after the Group A Participant applies for an Insurance Policy, the Committee shall approve an increase of the basic coverage purchased by the Participant subject to the terms and conditions of the Insurance Policy and any applicable limitations imposed by the Insurer. If the basic coverage under the Insurance Policy is increased after such an approval, the Company shall pay the corresponding increase in scheduled premiums in accordance with the terms and conditions of this Plan, subject to any applicable limitations imposed by the Insurer.

     (c)    Notwithstanding anything contained herein to the contrary, the type and amount of any death benefit shall be determined solely in accordance with the terms of each separate Insurance Policy. Nothing contained herein shall be deemed to guarantee the availability, amount or payment of any death or other form of benefit or right from any such Insurance Policy. Except as may be expressly provided herein, determination of any right under, benefit in or payment from any such Insurance Policy shall be determined solely in accordance with the terms and conditions of the Insurance Policy.

     5.    Term Life Insurance Benefit for Group B Participants. In accordance with procedures prescribed by the Committee and the Insurer, the Company shall obtain term life insurance coverage on a Group B Participant’s life providing a death benefit equal to the Participant’s Base Salary. Such death benefits shall be payable to the beneficiary named by the Group B Participant on a form provided by the Committee. The benefits provided under this Section 5 shall be in addition to, rather than in lieu of, any benefits provided to the Participant under the Company’s group term life insurance plan.

     6.    Premium Payments

     (a)    Subject to Sections 3(b), 8 and 9(f) hereof, the Company shall pay the scheduled premium payments due and payable under the Insurance Policies for the basic coverage applicable to each Participant described herein. The Company shall pay an additional amount on behalf of each Participant (a “Gross-Up Payment”) equal to the estimated applicable federal, state, local and Medicare taxes payable by the Participant (as determined by the Committee in its sole discretion exercised in good faith) in connection with such scheduled premium and related Gross-Up Payment and arising from participation in this Plan.

     (b)    Each Group A Participant shall be responsible for paying any required premiums due and payable under his Insurance Policy in excess of the scheduled premium payments described in Section 6(a). A Group A Participant may, in his sole discretion, pay amounts in excess of the required premiums due and payable under his Insurance Policy, subject to any limitations imposed by the Insurer. The Group A Participant may, pursuant to procedures prescribed by the Committee, authorize the Company to make such payments on his behalf using any resources provided by the Company (including but not limited to withholding from Base Salary).

     7.    Administration

     (a)    The Committee shall be the administrator of the Plan.

     (b)    Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if it is in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee or its designate. The notice or filing shall be deemed made as of the date of delivery, or if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

     (c)    Subject to the specific limitations stated in this Plan, the Committee shall have the following powers, duties, and responsibilities: to carry out the general administration of the Plan; to cause to be prepared all forms necessary or appropriate for the administration of the Plan; to keep appropriate books and records; to determine amounts to be distributed to Insurers under the provisions of the Plan; to determine, consistent with the provisions of this instrument, all questions of eligibility, rights, and status of Participants under the Plan; to issue, amend, and rescind rules relating to the administration of the Plan, including a claims procedure, to the extent those rules are consistent with the provisions of this document; to exercise all other powers and duties specifically conferred upon the Committee elsewhere in this document; and to interpret, with discretionary authority, the provisions of this Plan and to resolve, with discretionary authority, all disputed questions of Plan interpretation and benefit eligibility.

     8.    Amendment and Termination

     (a)    The Company reserves the right to amend the Plan at any time by action of the Personnel and Compensation Committee, with written notice given to each Participant in the Plan.

     (b)    The Company reserves the right to terminate the Plan, by action of the Personnel and Compensation Committee, at any time it deems appropriate. Upon termination of the Plan, no further premiums shall be made by the Company or its Affiliates to the Insurer.

     9.    Miscellaneous

     (a)    Notwithstanding any other provision of this Plan, this Plan and action taken pursuant to it shall not be deemed or construed to establish a trust or fiduciary relationship of any kind between or among the Company, its Affiliates, Participants or any other persons. The Plan is intended to be unfunded for purposes of the Code and ERISA. The rights of Insurers to receive payment and of Participants to have payments made on their behalf under the Plan is strictly a contractual right of payment. This Plan does not grant, nor shall it be deemed to grant Insurers, Participants or any other person any interest or right to any of the funds, property, or assets of the Company and its Affiliates other than as an unsecured general creditor of the Company and its Affiliates.

     (b)    No right or interest under the Plan of any Participant shall, without the written consent of the Company, be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (iii) in any manner liable for or subject to the debts or liabilities of the Participant.

     (c)    Any economic or other benefit to the Participant under this Plan will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and its Affiliates, unless provided otherwise in any such plan.

     (d)    Nothing contained in this Plan or any action taken under the Plan shall be construed as a contract of employment or as giving any Participant any right to be retained in employment with the Company or its Affiliates. The Company and its Affiliates specifically reserve the right to terminate any Participant’s employment at any time with or without cause, and with or without notice or assigning a reason, subject to the terms of any written employment agreement between the Participant and the Company or its Affiliates.

     (e)    The Company’s or the Committee’s waiver of any Plan provision shall not operate or be construed as a waiver of any subsequent breach by the Participant.

     (f)    Each Participant shall cooperate with the Company and the Committee by furnishing any and all information requested by the Company or the Committee in order to facilitate the payment of benefits under the Plan, and by taking any other relevant action as may be requested by the Company or the Committee. If any Participant refuses so to cooperate, the Company shall have no further obligation to the Participant under this Plan.

     (g)    This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

     (h)    Neither the Committee nor the Company makes any recommendations or warranties, express or implied, or assumes any responsibility concerning the legal context or other implications or effects of this Plan or of any Insurance Policy.

     (i)    The Company and its Affiliates may withhold or cause to be withheld from any amounts payable under the Plan all federal, state, local and other taxes as shall be legally required.

     (j)    The provisions of this Plan shall be construed and governed in all respects under and by the internal laws of the State of Ohio, to the extent not preempted by federal law.

     (k)    Words used in the masculine gender shall be construed to include the feminine gender, where appropriate, and vice versa. Words used in the singular shall be construed to include the plural, where appropriate, and vice versa. The headings and subheadings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of any provision of the Plan.

     (l)    If any provision of the Plan shall be held to be illegal or invalid for any reason, that provision shall be deemed to be null and void, but the invalidation of that provision shall not otherwise impair or affect the Plan.

     Milacron Inc. has caused this document to be executed by its duly authorized officer, as of the 1st day of January, 2004.

By:	/s/ M. Bradley Baker
M. Bradley Baker

Title:	Vice President Human Resources